EXHIBIT 5





	KRUGMAN & KAILES LLP
	Park 80 West - Plaza Two
	Saddle Brook, New Jersey 07663
	(201) 845-3434







							  July 6, 2001


Insituform Technologies, Inc.
702 Spirit 40 Park Drive
Chesterfield, Missouri  63005

Dear Sirs:

	We have acted as counsel for Insituform Technologies, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933 with respect to 1,000,000 shares
(the "Shares") of the Company's class A common stock, $.01 par value, which have been or are to be offered by the Company to its directors pursuant to the Insituform Technologies, Inc. 1992
Employee Stock Option Plan (the "Plan").

	In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that in our opinion:

		(1) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; and

		(2) the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Plan and stock options duly granted or to be granted thereunder, will be validly issued, fully paid and non-assessable.


Insituform Technologies, Inc.	July 6, 2001
Page 2 of 2

	We hereby consent to the filing of this opinion as an exhibit to the foregoing registration statement.


					Very truly yours,

					s/Krugman & Kailes LLP

					KRUGMAN & KAILES LLP






































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